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                                                                      EXHIBIT 12

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                            Telephone: (215) 988-2700
                            Facsimile: (215) 988-2757



                                December 2, 2002


Excelsior Funds, Inc.
One Freedom Valley Drive
Oaks, PA  19456

               Re: Plan of Reorganization with respect to Latin America Fund and Emerging Markets Fund
                    -------------------------

Dear Ladies and Gentlemen:

                  You have asked for our opinion as to certain Federal income tax consequences of the transactions contemplated in the above-referenced Plan of Reorganization (the "Plan").

Background
----------

                  Excelsior Funds, Inc. (the "Company") is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended. The Company currently offers shares in a number of investment portfolios, including the Latin America Fund (the "Transferor Fund") and the Emerging Markets Fund (the "Surviving Fund").

                  At the Effective Time of the Reorganization (as defined in the Plan), it is contemplated that the Transferor Fund will transfer all of its assets and liabilities to the Surviving Fund. In exchange for such transfer and in order to accomplish the reclassification of the Transferor Fund's shares (as described in the Plan), the Surviving Fund will contemporaneously issue to shareholders of the Transferor Fund full and fractional shares of the Surviving Fund having an aggregate net asset value equal to the value of the assets and liabilities of the Transferor Fund, and the existence of the Transferor Fund will be terminated. All of the above steps constitute the "Transactions."

                  For purposes of this opinion, we have relied on certain written representations of an officer of the Company, a copy of which is attached hereto, and have assumed such representations to be true. We have also assumed that the Plan substantially in the form included as Appendix A to the Combined Proxy Statement/Prospectus (the "Proxy Statement"), a draft of



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which is part of the Registration Statement (the "Registration Statement") being filed this day with the SEC on Form N-14, will be duly authorized by the Company's Board of Directors and approved by the shareholders of the Transferor Fund, and the appropriate documents will be filed with the appropriate government agencies.

Conclusions
-----------

                  Based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Proxy Statement and the Plan), it is our opinion for Federal income tax purposes that:

                  (i) the acquisition of the assets and assumption of the liabilities of the Transferor Fund by the Surviving Fund in return for shares of the Surviving Fund followed by the distribution of such shares to the shareholders of the Transferor Fund, as provided in the Plan, will constitute a "reorganization" within the meaning of section 368(a)(1)(C) or 368(a)(1)(D) of the Code, and each such Fund will be "a party to the reorganization" within the meaning of section 368(b) of the Code;

                  (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Transferor Fund as a result of the Transactions;

                  (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Surviving Fund as a result of the Transactions;

                  (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Transferor Fund upon the receipt of the shares of the Surviving Fund in exchange for their shares of the Transferor Fund;

                  (v) in accordance with section 358(a)(1) of the Code, the tax basis of the shares of the Surviving Fund received by the shareholders of the Transferor Fund will be the same as the tax basis of the shares of the Transferor Fund exchanged therefor in the Transactions;

                  (vi) in accordance with section 362(b) of the Code, the tax basis of the assets received by the Surviving Fund in the Transactions will be the same as the tax basis of such assets in the hands of the Transferor Fund immediately before the Transactions;

                  (vii) in accordance with section 1223(1) of the Code, the holding period of the shares of the Surviving Fund received by the shareholders of the Transferor Fund will include the holding period of the shares of the Transferor Fund exchanged therefor, provided that at the time of the exchange the shares of the Transferor Fund were held as capital assets;


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                  (viii) in accordance with section 1223(2) of the Code, the holding period of the Surviving Fund with respect to the assets acquired in the Transactions will include the period during which such assets were held by the Transferor Fund; and

                  (ix) in accordance with section 381(a) of the Code, the Surviving Fund will succeed to the tax attributes of the Transferor Fund described in section 381(c) of the Code.

                  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. We also express no opinion regarding Federal income tax consequences attributable to the termination of the taxable years of the Transferor Funds on the date of the Transactions or any costs relating to the Transactions. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

                  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm under the caption "Information Relating to the Proposed Reorganization--Federal Income Tax Consequences" in the Proxy Statement. In consenting to such references to our firm, we have not certified any part of the Registration Statement, and such consent does not establish that we come within the categories of persons whose consent is required under section 7 of the Securities Act of 1933 or under the rules and regulations of the SEC issued thereunder.

                                            Very truly yours,

                                            /s/ Drinker Biddle & Reath LLP

                                            DRINKER BIDDLE & REATH LLP


SDDH:FCM


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